Exhibit 10.2
AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment (this “Amendment”), dated as of April 3, 2025 (the “Effective Date”), is by and between Castellum, Inc. (the “Company”) and Glen R. Ives (“Employee”).

RECITALS

The Company and Employee entered into that certain employment agreement dated as of July 1, 2024 (the “Employment Agreement”) which provides that it may be renewed for successive one-year periods (each a “Renewal Period”).

The Company and Employee desire to extend the Employment Agreement for a Renewal Period.
AGREEMENTS

In consideration of the mutual covenants of the parties hereto as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

1.The Employment Agreement shall be extended for a Renewal Period, commencing July 1, 2025 and ending June 30, 2026.

2.The threshold schedule for the fiscal year ended December 31, 2024 set forth in Section 4 (c) shall be deleted and replaced with the following:

For the fiscal year ended December 31, 2025, the Net Sales Measure and Adjusted EBITDA Measure each have a minimum (“Minimum”), target (“Target”), and maximum (“Maximum”) Threshold as follows:

Measure	Minimum	Target	Maximum
Net Sales Measure (in millions)	$54.49	$60.54	$66.60
Adjusted EBITDA (in millions)	$1.099	$1.22	$1.34
Incentive Bonus Earned as a percentage of Base Salary	$0	25%	50%

3. All other terms and conditions of the Employment Agreement shall remain unchanged.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

COMPANY EMPLOYEE

CASTELLUM, INC.

/s/ Bernard S. Champoux                /s/ Glen R. Ives
________________________________ ______________________________
Bernard S. Champoux Glen R. Ives
Chair of the Board of Directors